Execution Copy

                             STOCKHOLDERS AGREEMENT

     STOCKHOLDERS AGREEMENT dated as of May 15, 2003, by and among Castle Dental Centers, Inc., a Delaware corporation (the "Company"), Sentinel Capital Partners II, L.P. ("Sentinel"), General Electric Capital Corporation, a Delaware corporation ("GE"), Midwest Mezzanine Fund II, L.P., a Delaware limited partnership ("Midwest"), James M. Usdan ("Usdan"), John M. Slack ("Slack"), and Thomas Fitzpatrick ("Fitzpatrick"). Sentinel, GE, Midwest, Usdan, Slack and Fitzpatrick and any other Person who becomes a party hereto and their Permitted Transferees are collectively referred to as the "Stockholders" and individually as a "Stockholder." Capitalized terms used herein but not otherwise defined have the meaning set forth in Section 1.

     WHEREAS, the Company, Sentinel, Fitzpatrick, GE, Midwest, Slack and Usdan are parties to a Preferred Stock and Subordinated Note Purchase Agreement dated as of the date hereof (the "Purchase Agreement"). In order to induce Sentinel, Fitzpatrick, GE, Midwest, Slack and Usdan to enter into the Purchase Agreement, the Stockholders have agreed to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Board, (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred. The execution and delivery of this Agreement is a condition to the Closing under the Purchase Agreement. It is acknowledged that certain other parties shall become a party to this Agreement following the date hereof in conjunction with such parties' execution of a joinder to the Purchase Agreement and their purchase of certain securities of the Company thereunder.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Definitions. As used herein, the following terms shall have the following meanings:

     "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, that beneficial ownership of 10% or more of the voting securities (or the equivalents) of a Person shall be deemed to be control.

     "Agreement" has the meaning given thereto in the preamble.

     "Approved Sale" means a Sale of the Company which has been approved by both the Board and Sentinel so long as Sentinel holds as least a majority of the Sentinel Stockholder Shares outstanding on the date of this Agreement; provided that the purchaser (or the equivalent) with respect to such Sale of the Company is not Sentinel or an Affiliate of Sentinel.

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     "Board" means the Company's board of directors.

     "Bylaws" means the Bylaws of the Company and subsequent amendments thereto.

     "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended from time to time.

     "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act), or (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than Sentinel Capital Partners II L.P. and/or its Affiliates, becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Securities Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Company.

     "Common Stock" means the Company's Common Stock, par value $0.000001 per share.

     "Common Stock Deemed Outstanding" means the number of shares of Common Stock outstanding, determined on a fully diluted as if converted basis giving effect to all outstanding Common Stock and all outstanding securities convertible into or exchangeable for Common Stock and any options (reserved for issuance as approved by the Board or issued), warrants or other rights to acquire Common Stock (collectively, "Common Stock Equivalents").

     "Company" has the meaning given thereto in the preamble.

     "Election Notice" has the meaning given thereto in Section 6(a).

     "Family Group" means, with respect to an individual Stockholder, such Stockholder's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Stockholder and/or such Stockholder's spouse, their respective ancestors and/or descendants (whether natural or adopted).

     "Fitzpatrick" has the meaning given thereto in the preamble.

     "GE" has the meaning given thereto in the preamble.

     "Immediate Family" means an individual's spouse, descendants (whether natural or adopted), siblings, parents or grandparents.

     "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture, or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with

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respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under the Employee Retirement Income Security Act of 1974, as amended.

     "Issuance Notice" has the meaning given thereto in Section 6(a).

     "Joinder Agreement" means an agreement, in the form of Exhibit A, pursuant to which a holder of Stockholder Shares becomes a party to, and subject to the obligations of, this Agreement.

     "Midwest" has the meaning given thereto in the preamble.

     "Non-Sentinel Directors" has the meaning given thereto in Section
2(a)(i)(B).

     "Non-Sentinel Stockholder Shares" means the Stockholder Shares issued or issuable to, or otherwise held by, GE, Midwest, Usdan and their respective Affiliates. Any reference herein to a "holders of a majority of the Non-Sentinel Stockholder Shares", means the holders of a majority of the Non-Sentinel Stockholder Shares on a fully diluted as if converted basis.

     "Notes" means the Subordinated Promissory Notes issued to Sentinel, Fitzpatrick, Slack, Usdan and certain other parties pursuant to the Purchase Agreement.

     "Offered Shares" has the meaning given thereto in Section 6(a).

     "Other Stockholders" means, with respect to a Stockholder, all Stockholders other than such Stockholder.

     "Ownership Ratio" means, as to a holder of Stockholder Shares at the time of determination, the percentage obtained by dividing the number of shares of Common Stock owned by such holder at such time on a fully diluted as if converted basis, by the aggregate number of shares of Common Stock Deemed Outstanding at such time.

     "Permitted Transferees" has the meaning given thereto in Section 4(c).

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     "Preemptive Period" has the meaning given thereto in Section 6(a).

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     "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar rule or rules then in effect) under the Securities Act.

     "Purchase Agreement" has the meaning given thereto in the preamble.

     "Sale Notice" has the meaning given thereto in Section 4(b).

     "Sale of the Company" means (i) a transaction or series of related transactions closing contemporaneously (including by way of merger, consolidation, or sale of equity) the result of which is that the holders of the Common Stock immediately prior to such transaction(s) (on a fully diluted as if converted basis) are after giving effect to such transaction(s) no longer, in the aggregate, the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the Common Stock Deemed Outstanding, or (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions closing contemporaneously, of all or substantially all of the Company's assets determined on a consolidated basis.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended from time to time.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Sentinel" has the meaning given thereto in the preamble.

     "Sentinel Directors" has the meaning given thereto in Section 2(a)(i)(A).

     "Sentinel Stockholder Shares" means all Stockholder Shares issued or issuable to, or otherwise held by, Sentinel and its Affiliates. Any reference herein to a "holders of a majority of the Sentinel Stockholder Shares", means the holders of a majority of the Sentinel Stockholder Shares on a fully diluted as if converted basis.

     "Series A-1 Stock" means the Convertible Preferred Stock, Series A-1, of the Company, par value $0.000001 per share.

     "Series A-2 Stock" means the Convertible Preferred Stock, Series A-2, of the Company, par value $0.000001 per share.

     "Series B Stock" means the Company's Series B Convertible Preferred Stock, par value $0.000001 per share.

     "Slack" has the meaning given thereto in the preamble.

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     "Stock Option Plan" means any capital stock plan adopted by the Company for the benefit of the Company's officers, employees, consultants, agents or directors which has been or is approved by the Board of Directors, including the Company's 2002 Stock Option Plan.

     "Stockholder" has the meaning given thereto in the preamble.

     "Stockholder Shares" means (i) any Common Stock, Series A-1 Stock, Series A-2 Stock, Series B Stock or Warrants held by the Stockholders, (ii) any Common Stock or Series A-2 Stock issuable upon conversion, exercise or exchange of the securities referred to in clause (i) above, and (iii) any equity securities of the Company issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold in a Public Sale or an Approved Sale.

     "Sub Board" has the meaning given thereto in Section 2(a)(ii).

     "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or a general partner of such partnership, association or other business entity.

     "Transaction Documents" means the Purchase Agreement and the other documents expressly contemplated thereby.

     "Transfer" has the meaning given thereto in Section 4(a).

     "Transferring Stockholder" has the meaning given thereto in Section 4(b).

     "Voting Securities" means securities of the Company ordinarily having the power to vote for the election of directors of the Company; provided that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

     "Usdan" has the meaning given thereto in the preamble.

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     "Warrants" means the warrants to purchase Series A-2 Stock issued to or held by GE.

     2. Voting Matters.

     (a) To the extent permitted by law, each Stockholder shall vote all voting securities of the Company over which such Stockholder has voting control, and shall take all other necessary or desirable actions within such Stockholder's control (whether in such Stockholder's capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board and stockholder meetings), so that:

     (i) the authorized number of directors on the Board shall be established at 7 persons; provided that the Board shall be enlarged upon the affirmative written consent of the holders of a majority of the Sentinel Stockholder Shares;

     (ii) the following persons shall be elected to the Board:

     (A) so long as Sentinel and its Affiliates own at least a majority of the Sentinel Stockholder Shares outstanding on the date of this Agreement, 4 persons designated by holders of a majority of the Sentinel Stockholder Shares, who shall initially include David S. Lobel, Fitzpatrick, Paul F. Murphy and Edward Kuntz; provided that if the Board is enlarged as described in clause (i) above, the holders of a majority of the Sentinel Stockholder Shares shall be permitted to designate the smallest number of directors greater than 4 which would be a majority of the Board (i.e., 5 of 8, 5 of 9, 6 of 10) (all such persons designated pursuant to this clause (A), the "Sentinel Directors");

     (B) so long as GE, Midwest, Usdan and their Affiliates own at least a majority of the Non-Sentinel Stockholder Shares outstanding on the date of this Agreement, 2 persons designated by holders of a majority of the Non-Sentinel Stockholder Shares; provided that if the Board is enlarged as described in clause (i) above, the holders of a majority of the Non-Sentinel Stockholder Shares shall be permitted to designate such number of directors as are on the enlarged Board and not designated pursuant to clause (A) above and clause (C) below (all such persons designated pursuant to this clause (B), the "Non-Sentinel Directors");

     (C) the Chief Executive Officer of the Company;

     (iii) the Company shall cause the board of directors of each Subsidiary of the Company (each a "Sub Board") to be comprised of the same members as are on the Board;

     (iv) except as otherwise required by law, two Sentinel Directors and one Non-Sentinel Director, who shall be appointed by the holders of a majority of the Sentinel Stockholder Shares and the holders of a majority of the Non-Sentinel Stockholder Shares respectively (and who may appoint different directors for each such committee), shall be appointed to the executive committee, nominating committee, compensation committee and audit committee of the Board (each of which shall have no more than three (3) members) and such

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other committees of the Board and of the board of directors of each Subsidiary of the Company as requested by the holders of a majority of the Sentinel Stockholder Shares; notwithstanding the foregoing, the Non-Sentinel Directors and the CEO shall be appointed to a committee of the Board which committee shall be delegated the sole and exclusive power and authority to determine (x) when and if the debt, or any portion thereof, represented by the Notes is prepaid pursuant to Section 3 of the Notes, and (y) any debt financing arrangements of the Company necessary to acquire the funds to affect such prepayment, subject to any restrictions on such financing set forth in Section 3 of the Notes and provided that the aggregate proceeds of such debt financing arrangement do not materially exceed the amount necessary for such prepayment;

     (v) Sentinel Directors shall be removed from the Board or any committee thereof (without cause) at the written request of the holders of a majority of the Sentinel Stockholder Shares, but only upon such written request and under no other circumstances, except as required by law, and Non-Sentinel Directors shall be removed from the Board or any committee thereof (without cause) at the written request of the holders of a majority of the Non-Sentinel Stockholder Shares, but only upon such written request and under no other circumstances, except as required by law;

     (vi) in the event that any Sentinel Director for any reason ceases to serve as a member of the Board or any committee thereof during such representative's term of office, the resulting vacancy on the Board or committee shall be filled by a representative designated by the holders of a majority of the Sentinel Stockholder Shares and in the event that any Non-Sentinel Director for any reason ceases to serve as a member of the Board or any committee thereof during such representative's term of office, the resulting vacancy on the Board or committee shall be filled by a representative designated by the holders of a majority of the Non-Sentinel Stockholder Shares.

     (b) In addition, so long as Sentinel and its Affiliates own at least a majority of the Sentinel Stockholder Shares outstanding on the date of this Agreement, the Company shall not, without the affirmative vote of the holders of a majority of the outstanding Sentinel Stockholder Shares: (i) alter or change the preferences, rights or powers of the Series B Stock, (ii) create, authorize or issue any capital stock that ranks prior (whether with respect to dividends, redemption or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series B Stock, (iii) increase the authorized number of shares of Series B Stock, (iv) create, authorize or issue any capital stock of the Company or any Subsidiary of the Company or any security convertible into, exchangeable for, or that otherwise gives the holder the right to obtain, capital stock of the Company or any Subsidiary of the Company (other than (x) the shares of Common Stock or Series A-2 Stock issuable upon conversion, exercise or exchange of the Stockholder Shares outstanding as of the date hereof, or (y) options to acquire shares of Common Stock issued to employees, officers, directors, consultants and agents of the Company, or shares of Common Stock issuable pursuant to the exercise of such options, pursuant to the Stock Option Plan, (v) declare or pay a dividend with respect to any Stockholder Shares, (vi) amend the Company's Certificate of Incorporation or Bylaws except as specifically contemplated in the Purchase Agreement, (vii) materially amend the terms of the Company's senior credit facility entered into on the date hereof, except as required to prepay the debt represented by the Notes pursuant to Section 3 of the Notes, (viii) effect a Change of Control, (ix) create or incur, or permit any Subsidiary of the Company to create or incur, Indebtedness other than Indebtedness

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existing on the date hereof, Indebtedness approved in an annual budget approved by the Board and other Indebtedness not to exceed $1,000,000 in the aggregate, except as required to prepay the debt represented by the Notes pursuant to
Section 3 of the Notes, (x) effect a voluntary liquidation, dissolution or winding up of the Company, (xi) acquire, or permit any Subsidiary of the Company to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock, merger or otherwise), or enter into any joint venture involving the operation of a business, or make any investment in any company or business, (xii) enter into, amend, modify or supplement, or permit any Subsidiary of the Company to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, or stockholders holding at least 2% of the Common Stock, with any Affiliate or with any Immediate Family of any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for employment arrangements and benefit programs approved by the Board or the applicable board of directors of the Company's Subsidiaries or authorized committees thereof, (xiii) become subject to, or permit any of its Subsidiaries to become subject to, (including by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company's right to comply (but not the Company's ability to comply) with these terms of the Series B Stock, or
(xiv) terminate the employment of any senior executive.

     (c) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board or any Sub Board and any committee thereof.

     (d) In the event that any provision of the Bylaws or Certificate of Incorporation is inconsistent with any provision of this Section 2, the Stockholders shall take such action as may be necessary to amend any such provision in the Bylaws or the Certificate of Incorporation to remedy such inconsistency.

     (e) The Company hereby agrees that as long as GE owns a majority of the Stockholder Shares held by it on the date of this Agreement and as long as Midwest owns a majority of the Stockholder Shares held by it on the date of this
Agreement: (i) each of GE and Midwest, as the case may be, will be given reasonable and adequate notice of each meeting of the Board, which shall be no less notice than that given to a majority of the members of the Board: (ii) each of GE and Midwest, as the case may be, shall each have the right to have one observer attend each such meeting; (iii) each of GE and Midwest, as the case may be, shall be entitled to observe such meeting by phone or other method whereby they can hear all of the participants in the meeting; (iv) each of GE and Midwest, as the case may be, shall be entitled to receive all materials provided to the members of the Board of Directors in connection with such meeting; and
(v) if the Board intends to take any action pursuant to a written consent, each of GE and Midwest, as the case may be, will be forwarded copies of such written consents no later than the date copies are distributed to the members of the Board.

     (f) Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall (i) affect, limit or impair the rights and/or remedies of GE in its capacity as a lender to the Company or any of its Subsidiaries pursuant to any agreement under which the Company or any of its Subsidiaries has or have borrowed money or (ii) be deemed otherwise to

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require or cause GE to take or omit to take any action in its capacity as a lender or any other holder of debt of the Company or any of its Subsidiaries.

     3. Conflicting Agreements. Each Stockholder represents that such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

     4. Restrictions on Transfer of Stockholder Shares.

     (a) Transfer of Stockholder Shares. No holder of Stockholder Shares shall sell, transfer, assign, pledge or otherwise dispose (a "Transfer") of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in such holder's Stockholder Shares, except (i) pursuant to the provisions of Section 4(b) below, (ii) in a Public Sale, (iii) pursuant to an Approved Sale, or (iv) to a Permitted Transferee.

     (b) Tag Along Rights. At least 30 days prior to any Transfer of Stockholder Shares by a Stockholder (other than those Transfers described in clauses (ii), (iii) and (iv) of Section 4(a) above) (the "Transferring Stockholder"), the Transferring Stockholder shall deliver a written notice (the "Sale Notice") to the Company, which shall promptly deliver the Sale Notice to the Other Stockholders, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. The Other Stockholders may elect to participate in the contemplated Transfer by delivering written notice to Sentinel within 10 days after delivery of the Sale Notice. If any Other Stockholders have elected to participate in such Transfer, each of the Transferring Stockholder and such Other Stockholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms (provided that adequate provision shall be made to account for any exercise or conversion prices payable by any Stockholder with respect to any rights to acquire Stockholder Shares), a number of shares of Common Stock (or Stockholder Shares exercisable for or convertible into such number) equal to the product of (i) the quotient determined by dividing the number of shares of Common Stock owned by such Stockholder on a fully diluted as if converted basis by the aggregate number of shares of Common Stock owned by the Stockholders participating in such Transfer on a fully diluted as if converted basis, and (ii) the aggregate number of shares of Common Stock to be sold to the proposed transferee in the contemplated Transfer on a fully diluted as if converted basis. Upon consummation of a Transfer contemplated by this clause (b), each Stockholder shall receive in exchange for the Stockholder Shares Transferred by such Stockholder pursuant to such Transfer, its pro rata portion of the aggregate consideration received pursuant to such Transfer based upon the percentage of all Stockholder Shares on a fully diluted as if converted basis Transferred pursuant to such Transfer held by such Stockholder. All Stockholders will bear their pro rata share (based upon the consideration received pursuant to the Transfer) of the reasonable costs of such Transfer to the extent such costs are incurred for the benefit of all participating Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Stockholder on its own behalf will not be considered costs of the transaction hereunder.

     (c) Permitted Transfers. The restrictions contained in Sections 4(a) and 4(b) shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder (i) to

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another Stockholder who is party to this Agreement, (ii) in the case of an individual Stockholder, pursuant to applicable laws of descent and distribution or to any member of such Stockholder's Family Group, or (iii) in the case of an entity, (x) among its Affiliates, partners or employees, or consultants, or (y) to any employee or director of the Company or any Affiliate of the Company. All transferees permitted under this Section 4(c) are collectively referred to herein as "Permitted Transferees."

     (d) Provisions of General Applicability. Each transaction of purchase and sale of Stockholder Shares pursuant to this Agreement shall be completed by delivery of the certificates representing such shares endorsed in blank and by actual registration of the transfer of such shares on the books of the Company upon payment of the purchase price to the seller of such shares.

     5. Sale of the Company.

     (a) In the event of an Approved Sale, each Stockholder will (i) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (ii) waive any dissenter's rights and other similar rights, and (iii) if the Approved Sale is structured as a sale of securities, each Stockholder will agree to sell its Stockholder Shares (and any other capital stock of the Company) on the terms and conditions of the Approved Sale; provided that it is acknowledged that each Stockholder retains his, her or its right to object to the Approved Sale on the basis that the members of the Board are in breach of their fiduciary duty as members of the Board.

     (b) The obligations of each Stockholder under this Section 5 are subject to the satisfaction of the following conditions: (i) upon consummation of an Approved Sale, each Stockholder shall receive in exchange for the Stockholder Shares (and any other capital stock of the Company) held by such Stockholder the same portion of the aggregate consideration from such sale or exchange that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation, (ii) if the holders of a class or series of capital stock of the Company are given an option as to the form of consideration to be received, all holders of shares of such class or series of capital stock shall be given the same option (excluding any options or similar securities given to an executive of the Company as an incentive to remain an employee following the Approved Sale; provided that such incentive compensation is reasonable under the circumstances and is negotiated by the Company, such executive and the applicable purchaser in good faith without the intention of allocating incentive consideration to an executive in excess of what such purchaser would normally allocate in lieu of paying a larger purchase price for the Company), (iii) each holder of then currently exercisable rights to acquire Stockholder Shares shall be given no less than ten (10) days notice to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a holder of such Stockholder Shares, and (iv) with respect to any Approved Sale that implies an equity value of less than the aggregate "Liquidation Payment" of the outstanding Series B Stock as of the date of consummation of the Approved Sale, the Company shall receive a customary fairness opinion with respect to such Approved Sale from an investment bank reasonably acceptable to the holders of a majority of the Sentinel Stockholder Shares and the holders of a majority of the Non-Sentinel Stockholder Shares.

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     (c) All Stockholders will bear their pro rata share (based upon the consideration received pursuant to the Approved Sale) of the reasonable costs of an Approved Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by any Stockholder on its own behalf will not be considered costs of the transaction hereunder.

     (d) Sentinel and the Company covenant that so long as Sentinel holds at least a majority of the Sentinel Stockholder Shares outstanding on the date of this Agreement, they will give GE and Midwest prompt written notice of the commencement of a process intended to consummate in a Sale of the Company; provided that GE shall be entitled to such notice only so long as GE owns a majority of the Stockholder Shares held by it on the date of this Agreement and Midwest shall be entitled to such notice only so long as Midwest owns a majority of the Stockholder Shares held by it on the date of this Agreement.

     (e) Each Stockholder will take all necessary and desirable actions as directed by the Board and the Approving Stockholders in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting identical indemnification rights; provided that (i) each Stockholder shall only be severally obligated to join on a pro rata basis (based on such Stockholder's share of the aggregate proceeds paid with respect to his or its interest) in any indemnification obligation agreed to in connection with such Approved Sale, other than any such obligations that relate to breaches of covenants by such Stockholder or breaches of representations specifically concerning such Stockholder (i.e. such Stockholder's ownership of shares, title, authority, investment intent, etc.), for which such Stockholder shall be fully liable, and (ii) each Stockholder's indemnity obligation shall be limited to an amount equal to the net cash proceeds paid to such Stockholder in connection with such Approved Sale (other than obligations resulting from breaches of covenants by such Stockholder or breaches of representations specifically concerning such Stockholder, as to which no limitation shall apply).

     6. Pre-emptive Rights.

     (a) Subject to Section 6(b) below, if the Company proposes to issue any shares of Common Stock or any Common Stock Equivalents, in each case after the date of this Agreement, the Company will offer to sell to each Stockholder a number of such securities ("Offered Shares") so that the Ownership Ratio for such holder immediately after the issuance of such securities (and assuming the purchase of such Offered Shares) would be equal to the Ownership Ratio for such holder immediately prior to such issuance of securities. The Company shall give each such holder at least twenty (20) days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the "Issuance Notice"). Each such Stockholder will be entitled to purchase such securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities), and at the same time as the securities are issued by delivery of irrevocable written notice (the "Election Notice") to the Company of such election within ten (10) days after delivery of the Issuance Notice (the "Preemptive Period"). If any such Stockholder has elected to purchase any Offered Shares, the sale of such shares shall be consummated as soon as practical after the delivery of the Election Notice. To the extent such Stockholders do not elect to, or are not entitled to purchase all of the Offered Shares, then the

Company may issue the remaining Offered Shares at a price and on terms no more favorable to the transferee(s) thereof specified in the Issuance Notice during the 120-day period following the Preemptive Period.

     (b) The rights contained in Section 6(a) shall not apply to the issuance of Common Stock or Common Stock Equivalents: (i) as a stock dividend or upon any subdivision or stock split of the outstanding shares of Common Stock; (ii) upon exercise of any warrants or options outstanding as of the date of this Agreement; (iii) upon exercise or conversion of any Stockholder Shares; (iv) to officers, directors, consultants and other employees or agents of the Company;
(v) pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other transaction whereby the Company acquires not less than a majority of the voting power of such entity, or (vi) if such issuance is designated in writing by the holders of a majority of the Sentinel Stockholder Shares as an issuance which will not be subject to Section 6(a), provided no Common Stock or Common Stock Equivalents are issued to such holders or their Affiliates pursuant to such issuance.

     7. Legend. In addition to any legend required by any other agreement, each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON __________, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ANY INTEREST THEREIN MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR
         (ii) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACTS. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF MAY 15, 2003, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS. A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares.

     8. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

     9. Transfer of Stockholder Shares.

     (a) In connection with the Transfer of any Stockholder Shares other than a Transfer to the public pursuant to an offering registered under the Securities Act, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Company to the effect that such Transfer of Stockholder Shares may be effected without registration of such Stockholder Shares under the Securities Act (provided that no such opinion shall be necessary in conjunction with a Transfer to a Permitted Transferee). No Transfer of Stockholder Shares (including a Transfer to a Permitted Transferee) shall be permitted unless and until the prospective transferee agrees to become a party to this Agreement and be bound by all the terms and conditions hereof by executing and delivering to the Company, a Joinder Agreement in the form attached hereto as Exhibit A.

     (b) Upon the request of a holder of Stockholder Shares, the Company shall promptly supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144A (or any similar rule or rules then in effect) of the SEC.

     10. Conversion. Each Stockholder agrees that if at any time a majority of the Series B Stock then outstanding is converted into Common Stock, such Stockholder will immediately convert all Series A-1 Stock, Series A-2 Stock and Series B Stock that such Stockholder then holds into Common Stock.

     11. Amendment; Waiver and Termination. Except as otherwise provided herein, no amendment, waiver or termination of any provision of this Agreement shall be effective against the Company or the Stockholders unless such amendment, waiver or termination is approved in writing by the Company, the holders of a majority of the Sentinel Stockholder Shares, and the holders of a majority of the Non-Sentinel Stockholder Shares; provided, however, no amendment or waiver can be effected if, by its terms, such amendment, modification, supplement or waiver adversely affects one Stockholder without having the same relative adverse effect on all Stockholders without the prior written consent of such adversely affected Stockholder. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     13. Entire Agreement. Except as otherwise expressly set forth herein, this document and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     14. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective permitted successors and assigns of each of them, so long as they hold Stockholder Shares.

     15. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     16. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, and may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     17. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient accompanied by a certified or registered mailing. Such notices, demands and other communications will be sent to the Company at its executive office, and to each Stockholder at the address set forth for such Stockholder in the Company's records.

     18. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     19. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     20. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

                                   CASTLE DENTAL CENTERS, INC.


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                   SENTINEL CAPITAL PARTNERS II, L.P.

                                   By:  Sentinel Partners II, L.P.
                                   Its: General Partner

                                   By:  Sentinel Managing Company II, LLC
                                   Its: General Partner


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                   MIDWEST MEZZANINE FUND II, L.P.

                                   By:  ABN AMRO Mezzanine Management II, L.P.
                                   Its: General Partner

                                   By:  ABN AMRO Mezzanine Management II, INC.
                                   Its: General Partner


                                   By:
                                      ------------------------------------------
                                      Name:  Paul Kreie
                                      Title: Vice President

                                   GENERAL ELECTRIC CAPITAL CORPORATION



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                   /s/
                                   ---------------------------------------------
                                   JAMES M. USDAN



                                   /s/
                                   ---------------------------------------------
                                   THOMAS FITZPATRICK


                                   /s/
                                   ---------------------------------------------
                                   JOHN M. SLACK

                                    EXHIBIT A

                               FORM OF JOINDER TO
                             STOCKHOLDERS AGREEMENT

     THIS JOINDER to the Stockholders Agreement, dated as of May 15, 2003 by and among Castle Dental Centers, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company (the "Agreement"), is made and entered into as of _________ by and between the Company and _________________ ("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

     WHEREAS, Holder has acquired certain shares of [________________] ("Holder Stock"), and the Agreement and the Company requires Holder, as a holder of Holder Stock, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

     1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Stockholder for all purposes thereof. In addition, Holder hereby agrees that all Holder Stock held by Holder shall be deemed Stockholder Shares for all purposes of the Agreement.

     2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company, the Stockholders and their successors and assigns and Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

     3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     4. Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

     5. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

                                   CASTLE DENTAL CENTERS, INC.


                                   By:________________________________
                                   Name:
                                   Title:


                                   [HOLDER]


                                   By:_________________________________